Exhibit 99.3

Project Clover / CM3 - Transcript	Transcribed By: FINSIGHT 530 7th Avenue New York, NY 10018

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K.M: Good morning. My name is Keith Meister, and I am the Chairman of CM Life Sciences III. And I'm thrilled to be here today to introduce you to EQRx. And we're very excited to announce our business combination transaction with EQRx.

K.M: Joining me on today's call is Eli Casdin, Chief Executive Officer of CM Life Sciences III and a founding investor in EQRx and a board member, as well as a team of EQRx: Alexis Borisy, Melanie Nallicheri, and Jami Rubin.

K.M: With that, let me turn it over to Eli to make some introductory remarks about why we think EQRx is a perfect partner for CM Life Sciences III, and how we believe the $2B dollars of capital that this transaction is going to place on the balance sheet of EQRx is going to help accelerate its growth, make lots of money for our investors, and transform health outcomes for people across this country and the world. Eli?

E.C: Thank you for joining us this morning, we’re really excited to be supporting EQRx as our 3rd SPAC. This is the exact type of company that we set out to enable with a large amount of capital and strategic support. EQRx has an incredibly innovative business model where they’re matching and taking advantage of all the breakthroughs in drug development and drug engineering and applying it to a disruptive and empowering model for drug distribution, shifting the transitional push to a pull distribution and really enabling lower cost, innovative therapy for patients. It’s a fantastic company, one that we’re super excited to be a part of and I’ll hand it over to Alexis to kick it off.

A.B: Thank you, Eli, Thank you, Keith, and thank you, everyone, for tuning in here to hear us describe what we're trying to build at EQRx and how EQRx is New Pharma.

A.B: Our mission at EQRx, simply put, is to improve health for all, with great innovative medicines: equally as good or better brought to you by great drug hunters and drug developers. But where we are going to make them available at radically lower prices such that all can be better. Patients can avoid financial toxicity and access to medicines they need. Physicians can prescribe without the barriers and hurdles. And health systems can afford in a sustainable manner to make those medicines truly available to the populations that they serve. And we believe that we can do this while building a highly profitable business.

A.B: In a moment, I'm going to get into why now is the right time to build a company such as EQRx. But I want to start with where we are: The Company Today. We're a little bit under two years old, and it is a company that we are building at scale on purpose from the beginning to transform the industry in a business opportunity that we think can only be addressed at scale.

A.B: So I say we're building the company at scale. We are assembling a very significant catalog portfolio of programs in development, including multiple late-stage programs, including two that are pre-registrational. And we are going to be growing that catalog from 10 now to more than 20, we say “22 by the end of 22”, in the near term.

A.B: That current catalog today is addressing $100B pharmaceutical spend as projected 5 years from now. And as that catalog doubles here in the next year to $200B of spend, again, projected forward. And we see, continuing to scale that across the decade, 30, 40, 50 programs. While assembling this catalog of medicines at scale, we are also assembling strategic partnerships with payer entities. Both commercial payers representing employers, commercial payers representing governments and governments directly.

A.B: Currently, we have master collaboration agreements with entities that are responsible for 20% of U.S. lives. And we're in conversations with entities covering another 50% of U.S. lives and a similar number outside of the United States. In building the company at scale, we have capitalized it with $800M in a Series A and Series B so far to date with leading venture investors, both from the life sciences and technology. And then with long term oriented, preeminent life science investors, generalist funds and health systems and payers themselves.

A.B: Building this company at scale, we are at 200 people strong today. We have a tremendous focus on execution in making sure this big vision gets done right. Our culture is focused on “GSD, Get Stuff Done” and “Be you at EQ”. And although we're young, we're very proud to have won close to two dozen industry awards, including things such as best company culture, best company leadership team, because this is a big picture idea, but it only works if we actually deliver on the execution.

A.B: Now, why is this the right moment in time to build a company such as EQRX? To build New Pharma? It has been said that the 21st century is the century of biology. I think that's a fair statement. We unfortunately do not understand all disease. But in many disease areas, the powerful tools and technologies of the 21st century, whether that be genome sequencing of cancer, of the baseline genetic code, of other OMED technologies, or good advanced molecular biology for multiple diseases, we are able to understand at the molecular mechanism level what this disease is, where to intervene, for what set of patients. This is a tremendous advancement compared to where things were in the 20th century. And it means that, yes, in the diseases we don't understand the historical pharmaceutical odds from going from a program that is late preclinical to getting an approved drug on the market historically was 1/10 or 1/20 by conventional numbers used by the industry. When one’s taking a precision medicine approach in a disease where we actually understand the target, the molecular mechanism of the disease and what drug for what patients, those odds are significantly higher.

A.B: And we will see, as that book is written by the industry, how high they go. But they're certainly not 1/10 or 1/20 anymore. Maybe they're one out of five. One out of three. One out of two. With that understanding: where we understand the target biology and the associated biophysics and biochemistry and pharmacology, you may say, in those areas that were moving from what has historically been called in our industry “drug discovery” to a world of “drug engineering.”

A.B: And you can see the evidence of that broadly. That when important targets, in those areas where we understand the biology, you now get an overlapping supply of drug assets where you might have a couple dozen entrants, four dozen entrants, ten dozen entrants. People coming up with drug candidates with their own intellectual property outside of others, intellectual property.

A.B: And if anything, this trend is accelerating as we now see a proliferation of cutting-edge platform drug engineering companies using the latest of what's possible in physics based computation, machine learning based computation and experimental technologies to make this drug engineering ever more efficient.

A.B: We're also seeing similar trends on the drug development side. Yet while these underpinnings of the industry are changing because of what science and technology enables, prices of drugs keep going up. In fact, in the United States, over the time that I've been involved in the industry, after taking in account inflation, so looking at constant dollars, the price of a new drug in cancer or in multiple sclerosis is up an order of magnitude over that time.

A.B: Yet, as we were just talking about, science and technology is enabling enormous efficiency gains and an ability to have a much lower cost base on a risk adjusted manner of what it takes to bring a new drug to market.

A.B: And if those underpinnings are changing what it takes to create a drug and what it takes to develop a drug, can we also imagine innovation on the business model of how you might sell the drug? Putting that all together opens up this gap between where prices are today and the underlying risk-adjusted cost of creating a drug, developing a drug and selling that drug. That difference is an enormous business opportunity at scale, and that is the EQRx business opportunity.

A.B: Now, if you step back from it, we've seen this in other industries, this type of general trend, when science and technology disrupts the underpinnings of an industry. History will generally teach us that in those types of circumstances, it is rarely the legacy incumbents that adapt quickly to this fundamental changing in the underpinnings. Because the legacy players have their legacy cost structures and their legacy processes and are making money the way things are today.

A.B: Here in the pharmaceutical industry, we also are not going to see that from the individual small biotech companies that only have one asset or two drug programs because they are not at the scale necessary to make that transformative change.

A.B: So when you look at the spread, this EQRx business opportunity, it's not going to come from the legacy players most likely, and it is not going to come from an individual biotech with one or two programs. That means there is an enormous business opportunity for a company purpose built to that, and that is what EQRx is.

A.B: So it is time for something new. It is time for new pharma, time for the business model innovation to catch up with the scientific, technological and medical advances. So what is it explicitly, what are we doing at EQRx, in terms of our vision?

A.B: So we're assembling this catalog of medicines at significant scale, 10 programs today. 22 programs by the end of ‘22. Across the decade, 30, 40, 50 programs. We're doing this by both acquiring them in licensing programs that are more advanced, as well as building alliances with some of those cutting edge drug engineering platforms, such as we've announced with Exscientia and AbCellera and more to come to be able to do this in a sustainable way in the future. Having assembled this catalog of validated medicines, we then go to the payers of the world and we say we are new pharma and we have a new deal because we can bring equally as good, or better, these innovative, patented drugs. But we are willing to enter into deep strategic partnership with you, a trust-based partnership, and offer these drugs at much lower prices so that you can afford making access broadly available to the populations you serve in a sustainable manner.

A.B: What we ask for is if we're giving this value proposition of much lower prices, is in this partnership together that the payer entities in strategic partnership with us. Help us shift from the traditional push model of the pharmaceutical industry to a pull model in partnership with these payer systems such that these drugs can be made much more easily accessible, truly accessible, to patients without all the utilization hurdles that are usually put in place to slow down that access.

A.B: The net result of this is that patients have better options. Physicians have better options. And the payers are able to provide that access to the great medicines that they want to do for the patient populations that they serve, but to do it in a sustainable manner.

A.B: So putting this all together, if you will, the simple yet powerful equation to create new pharma. Using what is possible today in science and technology and going after target biology, where we deeply understand it in fewer program failures. Doing what's possible today with efficient, truly modern drug development and in partnership with those health care systems of the world. And creating this pull, not push, giving a streamlined, lower cost of commercialization. This leads to: that triple net of better access to medicines for patients and physicians, reduced systematic spend on health care, making access to that innovation truly sustainable for the payer entities while building a profitable business at EQRx.

A.B: And if we pull on the thread on that last one, using a cartoon, illustrative unit economics, if you will, if you imagine the price that might be for a traditional drug, maybe that's $200,000 for a cancer therapy. The price for the EQRx drug would be much lower. Maybe it's $70,000, maybe it's $50,000, again, using a cartoon illustration. Our risk-adjusted R&D costs are much lower because of those fewer failures, because of that streamlined modern development.

A.B: And if you put those things together, you begin to approach an order of magnitude lower risk adjusted cost of bringing a new medicine to market. Likewise, our sales and marketing costs in this model, where it is a pull versus a push are much lower. And we have the intention to build EQRx as a company, as a whole, focused on efficiency from the get-go. Meaning that although we may charge much less for our individual products, we believe we can still build a very healthy operating margin. And of course, this is a business, as we said, that must be at scale both at the scale of the individual products, as well as at the scale of that catalog, 10 today, 20 by ‘22 to 30, 40, 50 such programs in the catalog as we build across the decade.

A.B: This is the vision of EQRx for the opportunity that we see. Let me hand it over now to my co-founder, Melanie Nallicheri, to talk about where we are in making this vision a reality.

M.N: Thank you, Alexis. I would like to start by anchoring us. In less than two years that we're old we have already made significant strides. We have already built a catalog of 10 medicines, two of which are pre-registrational assets today. And we have already established the first members in our Global Buyers Club.

M.N: So we are ahead of schedule. When we first got started, we said we were targeting to have our first drug on the market within five years. We are likely going to be able to exceed that goal. And so with that, we have great confidence that we can build rapidly, efficiently and at scale.

M.N: Now, what is needed to accomplish that? A team that brings together the best of multiple disciplines, disciplines that are often not assembled in the same way. What we have built in the EQRx team are some of the best drug hunters that are able to identify and create excellent molecules, some of the best drug developers that can devise the most efficient path to developing clinical evidence that is required for adoption, and some of the greatest expertise in how we're able to set up a new population health deal with payers.

M.N: And in fact, a testament to what we have already built is our mission advisory board. These individuals represent some of the luminaries of our industry. Some of those individuals that represent hundreds of INDs, tens of drug approvals, deep scientific expertise and connectivity into the scientific community.

M.N: Now, why hasn't this been done before? What is EQRx’s, distinct competitive advantage? You cannot do what we're trying to do on a single molecule, a single asset. It is absolutely essential to do it at scale, to be able to build a pipeline at scale that can have real impact on the various stakeholders in our ecosystem. But in order to do that, it's essential to mobilize significant amounts of capital.

M.N: Now, with that, and the deep understanding and the trust that we have built in the payer community, we are able to earn a seat at the table and have earned the right to propose a different model and a different economic value proposition. That's the distinct competitive advantage.

M.N: Now, let me spend some time talking about how we have and how we will continue to assemble and expand the catalog of all validated medicines. We already have a catalog of 10 validated medicines. I want to give an example using our two free registrational assets. And just talk about what it actually means to have the quality of any EQRx medicine. Let's take Aumolertinib. Aumolertinib is a third generation EGFR inhibitor for lung cancer.

M.N: It is already approved in the second line setting in China. We have in-licensed Aumolertinib from Hansoh a year ago, and we have most recently, at the ASCO Oncology Conference, published and presented excellent data on the efficacy of Aumolertinib and a really compelling tolerability profile, which has the potential to have a meaningful impact on the quality of life of patients.

M.N: Now, when we think about Aumolertinib, we also think about the market opportunity. This is already a market that is trending towards a $5B market, and it is expected to double in the coming years. If we're able to capture only a 15% market share we are able to generate about $1.5B in revenues. And, just to use napkin math here, if we are pricing, let's say, at third of the price that would generate revenues of $500M over the coming years, we will have made an investment in Aumolertinib of less than $200M from the time that we in-licensed Aumolertinib to approval. This is a return profile that is very compelling, and this is a pattern that we're following with our assets.

M.N: If we're looking at an even greater category, if we're looking at Sugemalimab in the immunotherapy category, we are so excited because Sugemalimab can be applicable for patients with both stage three and stage four lung cancer, for patients with different backgrounds, and it can be used both in concurrent and sequential application of chemo-radiotherapy.

M.N: That's a really compelling profile that can convey great ease of use to physicians who prescribe such a medicine should it be approved. We in-licensed Sugemalimab from CStone in October 2020. And it has already great data and met some endpoints, both in terms of efficacy and tolerability in this stage three and stage four lung cancer setting. Now, again, just to do a little bit of napkin math, this is a market that is poised to exceed $50B dollars in global spend, and lung cancer represents about half of this. At about one third of the price we would be able to capture roughly $1.5B in revenue. And so, between just our first two medicines, that means that we have the potential to generate a couple of billion in annual revenue and we're only getting started.

M.N: Our other medicines in our catalog follow a similar pattern. We have clinical stage assets, pre-clinical stage assets, and we have multiple collaborations in place right now to engineer assets and molecules against targets that we believe are important and can have impact on patients’ lives.

M.N: So what represents an EQRx medicine? It's the most impactful, innovative science that we have at our fingertips today in drug classes where the spend is the largest. We're talking about innovative patent protected medicines for which we already have medicines that are approved and currently available to patients and medicines that will be approved in the future and new drug classes that will be established.

M.N: And it could look something like this. So here's an illustrative version of what our catalog would look like. Today, our portfolio represents about $100B in global spend. We are going to double that by expanding our portfolio to more than 20 assets by ‘22, and those are expected to cover more than $200B in global spend. And then into the next decade we're going to expand further to 50 plus assets that will target a spend of more than $500B. All of those molecules are either generated through our drug engineering collaborations, through in-licensing, or in partnership in combination therapies.

M.N: Now, what does our Global Buyers’ Club look like? If we're thinking about our catalog as the total addressable market, how we're going to be able to reach and make those medicines accessible to patients is by strategic partnership with our Global Buyers’ Club.

M.N: The value proposition and what it looks like inside a partnership is really based on a deeply trusted partnership. Where we have the same goals. And those goals are to make it significantly easier for doctors to prescribe medicines by reducing all of the administrative hassles, making it as affordable for patients as possible, and in those geographies where that means reducing the patient out-of-pocket burden, do so. And lastly, as we have said, through much more of a pull model, rather than trying to push the medicine and spending lots of commercial dollars, getting an EQRx medicine, a docket. That is possible because we are pricing at a radically lower price than what is currently the practice.

M.N: Now, where are we today in assembling our Global Buyers Club? We already have partnerships today that cover 20% of the three hundred million lives in the U.S.. We are in conversations with the next 50% of those U.S. lives. And so that could potentially bring us to partnerships covering close to 200M of U.S. lives. Many of the current partners are already investors who are investing into EQRx at this point. Outside of the United States, in the OECD countries, we are having conversations about strategic partnerships with eight countries and we're expanding from there.

M.N: And in a large number of what are called the MENAT countries, so in the Middle East and Turkey and in Africa, we're currently negotiating and are in the final stages of setting in place a distribution of commercial partnership. When everything is done, we imagine that this is a great illustration of what the Global Buyers’ Club is going to look like: it will represent insurance organizations, it will include health systems and integrated delivery networks, it will include public payers, including single payer systems from around the world.

M.N: Now, by doing this at scale, we're able to create a lot more options and have a significant impact on health systems around the world, really making their expenditure on innovative medicines sustainable. The more we add to our catalog, the more we can bring benefits to our partners, the more partners we can bring into our Global Buyers’ Club.

M.N: And the more we're able to do that, the more we create a true flywheel, which in turn creates access for all. So with this, I'm going to hand it over to Jami to talk about our financials.

J.R: Thank you, Melanie. So, I'm going to bring this all together from a financial perspective. We see significant revenue build starting in the 2023 to 2025 time period, driven by our first two pre-registrational assets and by middle to later in the decade, we expect to generate up to a range of $2-$4B in revenue from our four lead programs, primarily in oncology. Later in the decade and into early next, our revenue growth will come from our early stage in-licensed assets, including Immunology + Inflammation. And the gray bar shows that by the end of this decade and into the next, we expect to begin generating revenues from our discovery stage programs..

J.R: I would also point out that we expect to achieve break-even cash flow by 2026. But in order to do so, we need to raise an incremental $2B dollars in capital. This deal nearly gets us there. If you were to look at our stages of growth through value inflection points, today, we have two pre- registrational programs, and we believe that those two programs more than anchor the value of our company. In addition to which we've already built an extensive pipeline and we are creating a Global Buyers Club.

J.R: By the 2023-2028 time period, our next value inflection point, that's the period when we expect our new pharma model to really deliver. We expect to launch our first drugs on a global basis. We expect to enter into multiple commercial agreements with payers on a global basis. We expect to continue to build our pipeline of in-license program and discovery assets.

J.R: And then later in the decade, we expect that our marketplace will be fully established, and our flywheel will be fully in motion. We expect at this point to have a very deep pipeline, with over 50 programs, and we expect to expand our Global Buyers’ Club.

J.R: This is also a period where we would expect other companies to launch their products through our alternative marketplace. Just to bring this all together, we could not be more delighted to be partnering with CM Lifesciences III. The opportunity to deliver $1.8B in capital does three things for us. Number One: It significantly de-risks our business model. Number Two: it reduces the risk of future financing. And Number Three: allows the management team to focus on execution.

J.R: Importantly, by the end of this year, with the cash that we already have on the balance sheet, we will have up with $2B in capital. And with that, I'll pass it on to Keith.

K. M: Thanks, Jami. I want to spend a second walking through the PIPE transaction we did today and the terms of the closing of the transaction we’re announcing and spend a second on the evaluation as well.

K. M: As Jami alluded to, our SPAC, CM Life Three, has $550M dollars of cash and trust. We originally intended on raising a $1B PIPE, but because of tremendous market demand and the desire to effectively, fully fund the EQR business plan, we upsized the pipe to $1.2B.

K. M: So when you take the $550M of cash and trust plus the $1.2B from the pipe, that's how Jamie gets to the $1.8B approximately of additional capital that will go on the EQRx balance sheet.

K. M: We anticipate the transaction closing in the fourth quarter of this year, at which time we also project EQRx to have approximately $300M of cash on balance sheet. So net of transaction expenses, we expect the company to have approximately $2B to invest in its business to accelerate growth.

K. M: The PIPE transaction today, as we announced in our press release, had tremendous support from SoftBank, a leading growth investor. Sam Merksamer from SoftBank will join the board of EQRx in conjunction with this transaction. But as well as support from other long only investors, leading life science investors, and a tremendous number of strategic partners that touch EQRx throughout their ecosystem. And we think it's great to see their partners putting their money behind this idea and the partnership and believe that that will help build even more connectivity with EQRx.

K. M: In addition, as part of this transaction, you may notice that yesterday CM Life Sciences III filed an 8-K announcing that Amy Abernathy joined its Board of Directors. It is anticipated and expected that Amy will also join the Board of EQRx in conjunction with the closing of this transaction.

K. M: Let me quickly jump to timing. We announced the transaction this morning. We expect to be prepared to file our transaction documents with the FCC to effect the merger in a real-time manner. And we expect it to take three-ish months to get through the FCC and anticipate a closing during the fourth quarter.

Quickly, in terms of the balance sheet, pro forma and valuation, the transaction is being done at a pre-money valuation of $3.65B. In addition to that, there is a burnout of up to $500M subject to the company achieving future share prices of twelve-fifty and sixteen-fifty that effectively increase the transaction value to $4.1B.

K. M: We think the structure was a great way to provide an attractive entry point for investors, but also allow existing investors and the EQRx to get value for what they've created as they succeed in time and will allow existing holders to recognize that value as the shares perform. But allow an investment basis for the PIPE investors and the stock investors at a valuation that we hope has room to the upside and we expect has room to the upside.

K. M: Let me spend one second just to finish up on what Jami said about how we think of valuation. The pre-registrational assets that Melanie walked through the napkin math on, and Jami showed you in the lasagna chart, are anticipated to generate approximately $2B of revenue in the near future. Based on those revenue assumptions, and whether you look at a $3.65B valuation or a $4.1B valuation when the earn out has hit, the transaction value is approximately 1.7 or 1.5 times those revenues.

K. M: We believe that valuation is very favorable versus comparable companies. So there's a real, as Jami said, anchor to the valuation with the beautiful vision of the company, all of what Melanie talked about, about the Buyers’ Club, about the path from 10 molecules to 20 molecules and ultimately creating the flywheel. That whole vision that Alexis, Melanie and this world class management team have is upside to the transaction.

K. M: So in summary, part of why we're so excited about this transaction today is I think investors have the opportunity to invest behind an amazing management team in a great company with a wonderful ESG-driven mission and vision, with real fundamental asset value that anchors the valuation, with tremendous whitespace for upside as they execute on the plan and the flywheel begins to spin.

K. M: So with that, we thank you for your interest in CM Life Sciences III and our business combination transaction with EQRx. And I know the team looks forward to chatting with you often in the months, quarters, and years to come.